August 12, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Security Devices International Inc.

Schwartz Levitsky Feldman LLP hereby consents to the use in the Registration Statement of Security Devices International Inc. (the “Company”) on Form S-1, as amended (No. 333-187138), under the Securities Act of 1933, as amended, which is incorporated by reference into this Registration Statement on Form S-1MEF filed with the United States Securities and Exchange Commission of our report dated February 26, 2013, relating to the financial statements of the Company, as of November 30, 2012 and 2011 and for the years ended November 30, 2012 and 2011 and for the period from inception (March 1, 2005) to November 30, 2012, and the reference to us under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP
Chartered Accountants
Licensed Public Accountants

“SCHWARTZ LEVITSKY FELDMAN LLP”